EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of CVR GP, LLC
and
The Unitholders of CVR Partners, LP
and
The General Partner of CVR Partners, LP:

We consent to the incorporation by reference in the registration statements (No. 333-173444) on Form S-8 and (No. 333-183390) on Form S-3 of CVR Partners, LP of our reports dated February 28, 2013, with respect to the consolidated balance sheets of CVR Partners, LP and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 Annual Report on Form 10-K of CVR Partners, LP.

/s/ KPMG LLP

Houston, Texas

February 28, 2013